Exhibit 10.2

TERM LOAN PROMISSORY NOTE

$500,001.00	August 15, 2012

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $1,750.00 HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE.

BORROWER:	ScripsAmerica, Inc. 77 McCullough Drive, Suite 7 New Castle, Delaware 19720

(Hereinafter referred to as "Borrower")

LENDER:	Development 72, LLC 2090 Palm Beach Lakes Boulevard, Suite 701 West Palm Beach, FL 33409

(Hereinafter referred to as "Lender")

Borrower promises to pay to the order of Lender, in lawful money of the United States of America by mailing to the address specified hereinafter or wherever else Lender may specify, the sum of Five Hundred Thousand and One and 00/100 Dollars ($500,001.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Term Loan Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

DEFINITIONS.

a.	The term "Affiliate" shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term "Borrower" shall be substituted for the term "Debtor" therein.

b.	The term "Loan Documents", as used in this Note and the other loan documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, and any renewals or modifications, whenever any of the foregoing are executed.

c.	The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), whenever executed.
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c.	The term "Subsidiary" shall mean any entity or business in which Borrower holds, directly or indirectly, a controlling interest.

d.	All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code in effect in the State of Florida.

LOAN AGREEMENT. This Note is subject to the provisions of that certain Loan Agreement between Lender and Borrower of even date herewith, as modified from time to time.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for working capital purposes of Borrower.

SECURITY. Borrower has granted or will grant Lender a security interest in the collateral described in the Loan Documents and such other security instruments as are executed from time to time.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at nine percent (9%) per annum (the "Interest Rate").

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Interest Rate plus four percent (4%) (the "Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall have a term of four (4) years and be fully amortized, as detailed on the amortization scheduled attached hereto as Exhibit B. This Note shall be due and payable in consecutive equal monthly payments of principal plus accrued interest of Twelve Thousand Four Hundred and Forty-Two and 55/100 Dollars ($12,442.55) (the "Monthly Loan Payment Amount"), commencing on September 15, 2012, and continuing on the fifteenth day of each month thereafter (each, a "Payment Date") until fully paid on August 15, 2016 (the "Maturity Date"). Notwithstanding anything to the contrary in this Note or any other Loan Document, the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, and any and all other sums due hereunder, shall mature and be due and payable to Lender on the Maturity Date.

PREPAYMENT PENALTY. In the event of prepayment of this Note, in whole or in part, on or before the fourth anniversary date of this Note, a prepayment penalty shall be assessed equal five percent (5%) of the principal amount prepaid.

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ADDITIONAL ROYALTY PAYMENT. In addition to the Monthly Loan Payment Amount, Borrower shall pay to Lender (or its successors and/or assigns) a royalty (the "Royalty Payment") equal to one percent (1%) of all revenues (whether products sales, distribution fees or any other revenues) derived by Borrower or any of its Affiliates from the sale or distribution of all products related to the RapiMeds® product line (the "Rapi Med Sales Amount"). The Royalty Payment shall be payable by the Borrower to the Lender from the date hereof through the fourth anniversary of this Note whether or not this Note is prepaid or satisfied on the Maturity Date. The Royalty Payment shall be accompanied by reasonable written detail of the basis therefor. Such Royalty Payments shall be payable each calendar quarter, shall be subject to a late payment fee of the greater of 10% or 2% over the Company's then-applicable cost of borrowing in the event not paid within 60 days of the end of the applicable quarter, Lender shall have the right to audit the Royalty Payments no more than four times per year (and not more than one time in any fiscal quarter or no audit shall be within 60 days of any other audit hereunder), and any underpayments shall be immediately due and payable upon conclusion of the audit, plus additional interest from the 60th day following the end of the applicable quarter with respect to which the underpaid amount was due.

APPLICATION OF PAYMENTS. Except with respect to the Royalty Payment, monies received by Lender from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default (as defined below) occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Lender. If any payment received by Lender under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Lender a late charge equal to five percent (5%) of each payment past due for five (5) or more days. Acceptance by Lender of any late payment without an accompanying late charge shall not be deemed a waiver of Lender's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender's reasonable expenses actually incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Lender in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs, a default under this Note (a "Default") shall exist:

a.	Nonpayment; Nonperformance. The failure to make any payment, or perform any obligation, under this Note or any other Loan Document within ten (10) business days of the due date, which failure is not cured within ten (10) days of the date that written notice of such failure is given by Lender to Borrower.

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b.	False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished to Lender in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false.

c.	Cross Default. At Lender's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Lender or its affiliates, which default materially adversely affects Borrower's ability to perform its obligations under this Note or any other Loan Document.

d.	Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower or its Subsidiaries or guarantors, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents (other than the Lender).

e.	Material Capital Structure or Business Alteration. Without the prior written consent of Lender (which consent, for purposes of this clause, shall be deemed to be given if Lender's representative on the Board of Directors of Borrower gives his approval in connection with action by the Board of Directors on the applicable matter), (i) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity excluding Marlex Pharmaceuticals Inc.; or (iv) the entry into any merger or consolidation by the Borrower or any of Borrower's Subsidiaries.

REMEDIES UPON DEFAULT. If a Default occurs under this Note, Lender may, at any time thereafter, take any of the following actions: (a) foreclose its security interest or lien against any or all of Borrower's assets and personal property without notice; (b) accelerate the maturity of this Note and, at Lender's option, any or all other Obligations, whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations shall automatically and immediately be due and payable; and/or (c) exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity. The remedies of the Lender set forth above shall be cumulative.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Lender. No waiver by Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Except to the extent otherwise provided by the Loan Documents or prohibited by law, Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Lender may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Borrower or any other person liable under this Note or any other Loan Documents, all without notice to or consent of Borrower and other such person, and without affecting the liability of Borrower and other such person; provided, Lender may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Lender may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS.

Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Lender's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Lender. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Lender from pledging or assigning this Note or any of the other Loan Documents or any interest therein. Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations.

Applicable Law. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with federal law and, except as preempted by federal law, the laws of the State of Florida without regard to that state's conflict of laws principles.

Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the State of Florida.

Conflict Between Documents. If the terms of this Note should conflict with the terms of any other Loan Document or any other agreement between Borrower and Lender, the terms of this Note shall control.

Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.

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Payments. All payments due under this Note shall be mailed to Lender at 2090 Palm Beach Lakes Boulevard, Suite 701, West Palm Beach, FL 33409, or other such address as provided by Lender in writing, or, at Lender's election, via wire transfer to a financial institution account as may be designated by Lender from time to time.

Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.

Advances. Lender may, with the agreement of Borrower, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof.

Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

Final Agreement. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties. There are no unwritten agreements between the parties.

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ACCEPT THIS NOTE. BORROWER AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

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IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Term Loan Promissory Note to be duly executed under seal.

BORROWER:

SCRIPSAMERICA, INC., a Delaware corporation

By: /s/Robert Schneiderman
Name: Robert Schneiderman
Title: Chief Executive Officer

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